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Exhibit 2.3

£5,173,127

FINAL DRAFT

TERM LOAN AGREEMENT
(UK Facility)

dated as of 15 January 2002

for

CASCADE (UK) LIMITED

and

PRECISION HYDRAULIC CYLINDERS (UK) LIMITED

EVERSHEDS

Central Square South
Orchard Street
Newcastle Upon Tyne
NE1 3XX

SCHEDULE 1	Conditions Precedent
SCHEDULE 2	Form of Accession Letter
SCHEDULE 3	[Intentionally Omitted]
SCHEDULE 4	Existing Security
SCHEDULE 5	Existing Indebtedness
SCHEDULE 6	Existing Investments

THIS AGREEMENT is dated as of 15 January 2002 and made between:

(1)
PRECISION HYDRAULIC CYLINDERS (UK) LIMITED (CRN: 04304337) whose registered office is situated at Bassington Industrial Estate, Cramlington, Northumberland, NE23 8AE (the "Borrower"); and

(2)
CASCADE (UK) LIMITED (CRN: 915222) whose office is situated at Parkhouse Industrial Estate, 3 Kelbrook Road, Openshaw, Manchester, M11 2DD (the "Lender").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1      DEFINITIONS AND INTERPRETATION

1.1    Definitions

  In this Agreement:

  "Accession Letter" means an accession letter in the form of Schedule 2.

  "Acquisition Debt" means any Indebtedness or other liability required to be recorded on the financial statements of the Group in accordance with GAAP incurred, assumed, acquired or created in connection with an acquisition or the acquisition of an equity interest in any other person.

  "Adjusted Income" means, for each financial year, Consolidated Net Income of the Group for such financial year plus depreciation and amortisation expense for such financial year less Capital Expenditure for such financial year.

  "Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

  "Assignment of Material Contracts" shall have the meaning ascribed to this term in the US Term Loan Agreement.

  "Availability Period" means the period from and including the Closing Date through the earlier of (i) 30 January 2003 or (ii) after receipt by the Lender of the Initial Mandatory Prepayment, during which time Supplemental Advances of the Term Loan shall be available to the Borrower in accordance with Clause 2.2.

  "Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

  "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

  "Capital Expenditure" shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Group that are (or would be) set forth on a consolidated statement of cash flows of the Group for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Group during such period.

  "Capital Lease Obligations" of any person shall mean all obligations of such person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalised amount thereof determined in accordance with GAAP.

  "Capital Stock" of any person means the value attributable in accordance with GAAP, to any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

  "Cascade US" means Cascade Corporation, an Oregon Corporation.

  "Change of Control" means in relation to the Borrower or Precision US (a) merger, consolidation or other corporate reorganisation; (b) a sale, transfer, or other disposition of cumulatively more than thirty per cent (30%) of the assets or trade or issued share capital or outstanding stock; (c) issuance of additional stock, shares or securities having the effect of reducing current equity owners' interests more than thirty per cent (30%); or (d) a sale, transfer, or other disposition of cumulatively more than twenty percent (20%) of the Borrower's current equity owners' interests, excluding, in the case of institutional owners, transfers to an Affiliate of such owner.

  "Closing Date" shall mean the date of legal completion of Purchase Agreement.

  "Compliance Certificate" means a certificate substantially in the form (mutatis mutandis) of Exhibit E to the US Term Loan Agreement and in any event in form and substance satisfactory to the Lender.

  "Consolidated EBITDA" shall mean, for Group for any Four Quarter Period, an amount equal to the sum of (a) Consolidated Net Income for such Four Quarter Period plus (b) to the extent deducted in determining Consolidated Net Income for such Four Quarter Period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortisation expenses (iv) start up costs related to PHC Acquisition which include actual out-of-pocket third party professional fees (including only those professional fees and expenses paid to Prudential Insurance (not to exceed a total of $78,000), Smith Helms Mulliss & Moore, LLP, Dickinson Dees, Ernst & Young, and BB&T Capital Partners, LLC and moving expenses for Chris Barclay and Lynda Barr (such moving expenses not to exceed $125,000 in the aggregate), only to the extent such start up costs are not capitalised in accordance with GAAP and (v) extraordinary items determined in accordance with GAAP in each case for such Four Quarter Period.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any preceding Four Quarter Period of the Group determined on a consolidated basis in accordance with GAAP, the ratio of (i) the difference of Consolidated EBITDA for such Four Quarter Period less, cash taxes paid by the Group during such Four Quarter Period to (ii) Consolidated Fixed Charges.

  "Consolidated Fixed Charges" shall mean, for the Group for any preceding Four Quarter Period determined on a consolidated basis in accordance with GAAP, the sum (without duplication) of (a) principal payments of Indebtedness scheduled to be paid during such Four Quarter Period, (b) Consolidated Interest Expense for such Four Quarter Period and (c) Capital Expenditures for such Four Quarter Period.

  "Consolidated Funded Debt" means, as of any date of determination for the Group on a consolidated basis in accordance with GAAP, all Indebtedness of the Group that would be reflected on a consolidated balance sheet of Precision US prepared in accordance with GAAP as of such date.

  "Consolidated Interest Expenses" shall mean, for the Group for any preceding Four Quarter Period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense due, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalised or expensed during such Four Quarter Period

  (whether or not actually paid during such Four Quarter Period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements permitted by Clause 14.17 designed to protect against interest rate fluctuations during such Four Quarter Period (whether or not actually paid or received during such period).

  "Consolidated Leverage Ratio" shall mean, for the Group for any preceding Four Quarter Period determined on a consolidated basis in accordance with GAAP, the ratio of (i) Consolidated Funded Debt as of the end of such Four Quarter Period, less the Pro Rata Adjustment, to (ii) Consolidated EBITDA for such Four Quarter Period. For purposes of this section, "Pro Rata Adjustment" means for each of the four financial quarters ending on or after the date of a Material Acquisition, the amount of Acquisition Debt incurred in connection with such Material Acquisition multiplied by 100% for the first such financial quarter end, 75% for the second such financial quarter end, 50% for the third financial quarter end, and 25% for such fourth financial quarter end.

  "Consolidated Net Income" shall mean, for Group any preceding Four Quarter Period, the net income (or loss) of Group for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains, and (ii) any costs attributable to the write up of inventory for purchase accounting which will be required on the Closing Date.

  "Consolidated Net Worth" means as of any date of determination for the Group on a consolidated basis in accordance with GAAP, the sum of: (a) the amount of Capital Stock (b) the amount of retained earnings (or in case of an accumulated deficit, minus the amount of such deficit), (c) the cost of treasury shares (without duplication of deductions in respect of items already deducted in arriving at retained earnings), and (d) the amount of accrued dividends, to the extent deducted from retained earnings.

  "Debenture" means a mortgage debenture to be entered into by the Borrower and a deed of accession thereto to be entered into by Precision US on or about the date hereof on terms satisfactory to the Lender.

  "Default" means an Event of Default or any event or circumstance specified in Clause 15 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

  "Environmental Laws" means all laws, regulations, directives, codes of practice, circulars, guidance notices and court decisions (whether in the UK or elsewhere) concerning the protection of human health or welfare or the environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Hazardous Materials.

  "Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

  "Event of Default" means any event or circumstance specified as such in Clause 15 (Events of Default).

  "Finance Document" means this Agreement, any Accession Letter, the Debenture, any deed of accession entered into pursuant to the Debenture, the UK Debt Guarantee, the US Finance Documents and any other document executed in connection with any of the foregoing or designated as such by the Lender and the Borrower and/or the Lender and Precision US and any of them.

  "Four Quarter Period" means any four consecutive full financial quarters of the Borrower which taken together shall be treated as one accounting period.

  "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of clause 1.2(e).

  "Group" means Precision US and the Borrower and its Subsidiaries for the time being.

  "Guarantor" means Precision US and any of the Borrower's Subsidiaries becoming a guarantor pursuant to clause 14.9.

  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

  "Hedging Agreements" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements entered into by the Borrower or any Subsidiary.

  "Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

  "Indebtedness" means any indebtedness for or in respect of:

  (a)
  moneys borrowed;

  (b)
  any amount raised by acceptance under any acceptance credit facility;

  (c)
  any amount raised pursuant to any note purchase facility the issue of bonds, notes, debentures, loan stock or any similar instrument;

  (d)
  the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

  (e)
  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

  (f)
  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

  (g)
  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

  (h)
  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

  (i)
  the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

  "Initial Advance" shall mean an amount of the Term Loan equal to £3,276,314 to be advanced on the Closing Date.

  "Initial Mandatory Prepayment" has the meaning given to such term in Clause 4.1(b)(i).

  "Initial Mandatory Prepayment Amount" shall mean the aggregate amount of Supplemental Advances as of any date of determination.

  "Interest Period" means each period determined in accordance with Clause 6.2 (Interest Periods).

  "Inventory" means all Borrower's now owned or hereafter acquired right, title and interest with respect to stock, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by the Borrower as lessor, goods that are furnished by the Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in the Borrower's business.

  "Landlord Consent" shall have the meaning ascribed to this term in the US Term Loan Agreement.

  "Lender Change of Control" means (i) a merger, consolidation, or other corporate reorganisation of the Lender or (ii) the sale, transfer, or other disposition of substantially all of the asset of the Lender to a person succeeding to the obligations of the Lender hereunder.

  "Lender Expenses" means all sums, other than the Term Loan and interest thereon, recoverable by the Lender under the Finance Documents.

  "Lender Security" means the Debenture and any other document designated as such by the Borrower and the Lender.

  "Margin" means one per cent. per annum.

  "Material Adverse Effect" means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Lender to perform any of its obligations under the Finance Documents (iii) the rights and remedies of the Lender under any of the Finance Documents or (iv) the legality, validity or enforceability of any of the Finance Documents or (v) the priority or enforceability of the Lender's Security on any portion of the Security reasonably valued at £70,000 or more in the aggregate.

  "Material Contracts" shall mean any Contract (other than Finance Documents and Revolving Debt) that (a) obligates the Borrower to pay an amount of £70,000 or more (b) contains a real property lease related to the US Facility or (c) represents a contract (other than Finance Documents) upon which Borrower's business or operations is substantially dependent or is otherwise material to Borrower's business or operation.

  "Maturity Date" shall mean the earlier of (i) 30 April, 2007 or (ii) the date on which the principal amount of the Term Loan has been declared or automatically have become due and payable (whether by acceleration or otherwise).

  "Maximum Supplemental Advance Amount" shall mean: (a) during the period on or before 31 January, 2002 an amount equal to £337,500, (b) during the period after 31 January, 2002 through and including 28 February, 2002 an amount equal to the lesser of (i) £1,896,813 or (ii) 75% of the amount of Trade Accounts plus £675,000, (c) during the period after 28 February,

  2002 through and including 31 March, 2002 an amount equal to the lesser of (i) £1,896,813 or (ii) 75% of the amount of Trade Accounts plus £337,500, (d) during the period after 31 March, 2002 through the Availability Period an amount equal to the lesser of (i) £1,896,813 or (ii) 75% of the amount of Trade Accounts.

  "Net Proceeds" means cash payments received by the Borrower from any disposition of assets (including any cash payments received pursuant to any note or other debt security received in connection with such disposition) as and when received, net of (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith, (ii) all taxes required to be paid or accrued as a consequence of such sale and (iii) amounts applied to repayment of Indebtedness other than Obligations secured by any Security on the asset or property disposed.

  "Obligations" shall mean all amounts owing by the Borrower to the Lender or Cascade US pursuant to or in connection with this Agreement or any other Finance Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganisation or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all legal fees and expenses to the Lender incurred pursuant to this Agreement or any other Finance Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

  "Obligor" means the Borrower, Precision US and each Guarantor.

  "Party" means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

  "Payment Office" shall mean the office of the Lender located at Parkhouse Industrial Estate, 3 Kelbrook Road, Openshaw, Manchester, England M11 2DD, or such other location as to which the Lender shall have given written notice to the Borrower.

  "Permitted Investments" shall mean Investments acceptable to the Lender provided always that Investments conforming to the definition of "Permitted Investments" in the US Term Loan Agreement shall (mutatis mutandis) be deemed acceptable to the Lender.

  "PHC Acquisition" means the acquisition by the Borrower of certain assets of the Lender constituting its hydraulic cylinder division pursuant to the Purchase Agreement.

  "Pledge Agreement" shall, have the meaning ascribed to this term in the US Term Loan Agreement.

  "Prime Rate" shall mean for any day the highest of rates quoted as the "Prime Rate" in the column entitled "Money Rates" published in The Wall Street Journal on the last Business Day of the Calendar month ended most recently prior to such day. In the event The Wall Street Journal does not quote a "Prime Rate", the Prime Rate is the rate quoted as the "Prime Rate" in a national financial publication designated by the Lender. In the event a "Prime Rate" is not quoted on the last Business Day of a calendar month, the Prime Rate shall be the "Prime Rate" quoted on the most recent Business Day preceding the last Business Day of such month. The Prime Rate shall be adjusted monthly on the first Business Day of each month.

  "Purchase Agreement" shall mean that certain Asset Purchase Agreement dated 15 January 2002 by and between the Borrower, the Lender, Cascade Hydraulic Cylinders, Inc., Cascade Corporation and Precision US, as such agreement may be amended, supplemented or replaced from time to time.

  "Qualified Asset Disposition" means any disposition of assets of the Borrower or any Subsidiary, other than those in clause 14.14(a) through (d), the proceeds of which are paid to the Lender in accordance with clause 4.1(b)(ii).

  "Related Party" means, with respect to any specified person, such person's affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's affiliates

  "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

  "Repeating Representations" means each of the representations set out in Clauses 11.1, 11.2, 11.3, 11.4, 11.5, 11.9, 11.10, 11.11, 11.12, 11.13, 11.14, and 11.15.

  "Responsible Officer" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender.

  "Restricted Payment" shall have the meaning set out in clause 14.13.

  "Revolving Debt" means (a) the revolving loans provided to the Borrower pursuant to a credit agreement or other similar financing such as factoring arrangements or securitisation related to the Trade Accounts, such other financing to be in a form reasonably acceptable to the Lender and Cascade US and any amendment, renewal, supplement, replacement or refinancing of such revolving facility and (b) the revolving loans provided to Precision US pursuant to a credit agreement, or other similar financing such as factoring arrangement or securitisation related to Trade Accounts (as that term is defined in the US Term Loan Facility Agreement), such other financing to be in a form reasonably acceptable to Cascade US and any amendment, renewal, supplement, replacement or refinancing of such revolving facility.

  "Secured Property" means all assets and property secured by the Lender Security from time to time.

  "Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

  "Subsidiary" means a subsidiary within the meaning of section 736 of the Companies Act 1985.

  "Supplemental Advances" shall mean the advances of the Term Loan other than the Initial Advance made during the Availability Period in accordance with Clause 2.2 in an aggregate not to exceed the Maximum Supplemental Advance Amount.

  "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

  "Taxes Act" means the Income and Corporation Taxes Act 1988.

  "Term Loan" means the term loan made available under this Agreement as described in Clause 2 (The Facilities) and the principal amount thereof outstanding from time to time.

  "Term Loan Commitment" means, with respect to the Lender, the obligation of the Lender to make the Term Loan hereunder in a principal amount not exceeding the sum of (i) the Initial Advance and (ii) the Maximum Supplemental Advance Amount.

  "Trade Accounts" shall mean all of the Borrower's now owned or hereafter acquired right, title, and interest in any current, deposit or other account of the Borrower related to or arising from the sale of Inventory to the Borrower's customers in the ordinary course of business.

  "UK Debt Guaranty" means the guaranty agreement executed by Precision Hydraulic Cylinders, Inc., a North Carolina, USA corporation ("Precision US"), on or about the date hereof, as such agreement may be amended, supplemented, or replaced from time to time, in which Precision US guaranties all obligations of the Borrower arising under this Agreement.

  "US Facility" means the Borrower's manufacturing facility and chief executive offices located at 196 North Highway 41 in Beulaville, North Carolina.

  "US Facility Lease" shall mean that certain lease dated as of November 1997 relating to the US Facility by and between Cascade Hydraulic Cylinders, Inc. and Emmett E. Wickline, Josephine C. Wickline and Wickline Industries, Inc., as such agreement may be amended, supplemented or replaced from time to time.

  "US Finance Documents" means the US Term Loan Agreement, the US Term Note, the Pledge Agreement, the Assignment of Material Contracts, the Landlord Consent and any document designated as or forming one of the "Loan Documents" as defined in and pursuant to the US Term Loan Agreement.

  "US Term Loan Agreement" means the Term Loan and Security Agreement (US Facility) of even date between Precision US and Cascade Corporation.

  "US Term Loan" means the term loan in the amount of $5,500,000 made by Cascade Corporation to Precision US on or about the date hereof pursuant to the US Term Loan Agreement.

  "US Term Note" shall mean the Loan Note of Precision US payable to the order of Cascade Corporation evidencing the US Term Loan.

  "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2    Construction

  (a)
  Any reference in this Agreement to:

  (i)
  "assets" includes present and future properties, revenues and rights of every description;

  (ii)
  a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

  (iii)
  "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

  (iv)
  a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

  (v)
  a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

  (vi)
  a provision of law is a reference to that provision as amended or re-enacted; and

  (vii)
  unless a contrary indication appears, a time of day is a reference to London time.

  (b)
  Section, Clause and Schedule headings are for ease of reference only.

  (c)
  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

  (d)
  A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

  (e)
  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Group's auditors) with the most recent audited consolidated financial statement of the Group delivered pursuant to Clause 12.1. Unless otherwise specified, all Dollar amounts provided in any warranty or covenant of this Agreement shall be determined on a consolidated basis for the Group.

SECTION 2

THE FACILITIES

2.    THE FACILITIES

2.1
Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan of up to an aggregate principal amount not to exceed the Term Loan Commitment consisting of (i) the Initial Advance on the Closing Date, and (ii) during the Availability Period, one or more Supplemental Advances in accordance with Clause 2.2 below; provided that if for any reason the full amount of the Term Loan Commitment is not fully drawn during the Availability Period, the undrawn portion thereof shall automatically be cancelled. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Schedule 1 shall be deemed to constitute the Borrower's request to borrow the Initial Advance on the Closing Date.

2.2
The Borrower may request and the Lender shall make available during the Availability Period in accordance with the terms hereof, Supplemental Advances up to the Maximum Supplemental Advance Amount. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Supplemental Advance (an "Advance Notice") prior to 5:00 p.m. ten (10) days prior to the requested date of each such Supplemental Advance. Each such Advance Notice shall be irrevocable and shall specify the principal amount to be advanced, the proposed date of such advance (which shall be a Business Day) and the wire instructions pursuant to which such Supplemental Advance is to be made. The principal amount of Supplemental Advance shall be not less than £50,000 or a larger multiple of £50,000. The Borrower may deliver and the Lender shall honour no more than four (4) Advance notices during the first financial quarter of the Borrower following the Closing Date, no more than two (2) Advance Notices during the second financial quarter of the Borrower following the Closing Date and thereafter, no more than one (1) Advance Notice during each financial quarter of the Borrower.

SECTION 3

CONDITIONS OF UTILISATION

3.    CONDITIONS OF UTILISATION

3.1
The Lender shall be under no obligation to make available any part of the Term Loan unless it has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender.

3.2
The obligations of the Lender to make any Supplemental Advance are subject to the satisfaction of the following conditions precedent on the relevant borrowing, conversion, continuation, issuance or extension date, as applicable:

(a)
The representations and warranties contained in this Agreement shall be true and correct on and as of such borrowing with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)
No Event of Default shall have occurred hereunder or under any other Loan Document.

(c)
The Lender shall have received the current officer's compliance certificate and each additional document, instrument, or other item of information reasonably requested by the Lender.

SECTION 4

REPAYMENT

4.    REPAYMENT

4.1    Repayment of Term Loan

  (a)
  The Borrower unconditionally promises to pay the Lender the principal amount of the Term Loan in 17 consecutive quarterly instalments (plus the Initial Mandatory Prepayment pursuant to Clause 4.1(b)(i) below) payable on the last Business Day of each financial quarter commencing 30 April, 2003 in the amounts set out below, with a final instalment on the Maturity Date in the amount of the aggregate unpaid principal balance of the Term Loan:

Quarter	Amount of Principal Payment
Each financial quarter ending on and after 30 April, 2003 and prior to 30 April, 2004	£112,084
Each financial quarter ending on and after 30 April, 2004 and prior to 30 April, 2005	£129,328
Each financial quarter ending on and after 30 April, 2005 and prior to 30 April 2007	£146,572
Final payment on 30 April 2007	£1,138,090
  (b)
  In addition to the required payments of principal of the Term Loan set out in Clause 4.1(a) and any optional payments of principal of the Term Loan effected under Clause 5.2, the Borrower shall make the following required prepayments of the Term Loan, each such payment to be made to the Lender within the time period specified below:

  (i)
  The Borrower shall make a prepayment of principal of the Term Loan in an amount equal to the Initial Mandatory Prepayment Amount, plus any interest or fees owing thereon, on or prior to 30 June, 2002 (the "Initial Mandatory Prepayment"). Upon timely receipt of the Initial Mandatory Prepayment, the Lender's Security on all Inventory and Trade Accounts shall be automatically released and the Lender shall execute and deliver to the Borrower, at the Borrower's sole cost and expense, all releases and amendments to existing financing statements as the Borrower may reasonably request to be filed with appropriate jurisdictions and governmental authorities to evidence the release of such Security. The Lender hereby authorises the Borrower to file all releases and amendments delivered pursuant to the terms of this Clause. If the Borrower fails to make the Initial Mandatory Prepayment on or before 30 June 2002, such failure shall not constitute a breach of this Clause, but such amount shall accrue interest at the default interest rate as provided in Clause 6.3(a) until paid in full. In no event shall the Initial Mandatory Prepayment be paid later than the following schedule of minimum payments:

        On or before 31 January 2003: 10% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

        On or before 30 April 2003: 20% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

        On or before 31 July 2003: 30% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

        On or before 31 October 2003: 40% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

        On or before 31 January 2004: 50% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

        On or before 30 April 2004: 60% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

        On or before 31 July 2004: 70% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

        On or before 31 October 2004: 80% of the Initial Mandatory Prepayment Amount outstanding as of the last day of the Availability Period, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

        On or before 31 January 2005: 100% of any outstanding balance of the Initial Mandatory Prepayment Amount, plus any and all interest and fees accrued to date related to the Initial Mandatory Prepayment Amount;

    (ii)
    All Net Proceeds of any Qualified Asset Disposition are hereby assigned to the Lender and shall be payable directly to the Lender in an amount equal to one hundred percent (100%) of such Net Proceeds, such amount to be applied as a prepayment of the Term Loan of the Borrower. Each such prepayment must be received by Lender within fifteen (15) Business Days after the applicable sale, and payment must be received in cleared funds.

    (iii)
    The Borrower shall make, or shall cause each applicable Subsidiary to make, a prepayment of the Term Loan in an amount equal to one hundred percent (100%) of the proceeds of any insurance award (excluding any business interruption award); provided, however, that to the extent no Event of Default has occurred and is continuing, no such prepayment shall be required with respect to proceeds which are reinvested by the Borrower in repair of any damaged property or in replacement property of approximately equivalent or greater value and utility as the property subject to such taking or loss within 90 days following receipt of such proceeds (the "Reinvestment Period"). Each such prepayment shall be made within one (1) Business Day of expiration of the Reinvestment

      Period if such proceeds are not reinvested by the Borrower as set out above in this Clause 4.1(b)(iii).

4.2
The Borrower may not reborrow any part of Term Loan which is repaid.

4.3
All mandatory prepayments made pursuant to Clause 4.1(b) shall be applied to repay the Term Loan. Each mandatory prepayment, other than prepayments made pursuant to Clause 4.1(b)(i), in an amount less than the remaining Term Loan outstanding shall be applied in inverse order of maturity of the remaining instalments of the Term Loan beginning with the last instalment first.

4.4    Application and Reversal of Payments

  (a)
  All payments shall be remitted to Lender and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest with respect to the Term Loan, or which relate to the payment of specific Obligations, including, but not limited to, the payment of specific fees), and all proceeds of Security received by Lender, shall be applied as follows:

  (i)
  first, to pay any Lender Expenses then due to the Lender or Cascade US under any Finance Documents, until paid in full;

  (ii)
  second, to pay any fees then due to the Lender or Cascade US under the Finance Documents, until paid in full;

  (iii)
  third, to pay all accrued interest amounts due with respect to the Term Loan, until paid in full;

  (iv)
  fourth, to pay all principal amounts due with respect to the Initial Advance, until paid in full;

  (iv)
  fifth, to pay all principal amounts due with respect to the Initial Mandatory Prepayment Amount, until paid in full; and

  (v)
  sixth, to pay any other Obligations, until paid in full.

  (b)
  For the purposes of the foregoing, "paid in full" means payment of all amounts owing under the Finance Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any insolvency proceedings), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any insolvency proceeding.

  (c)
  In the event of a direct conflict between the priority provisions of this Clause 4.4 and other provisions contained in any other Finance Document, it is the intention of the parties that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Clause 4.4 shall control and govern.

4.5    Late Fees

  If any payment of any principal or interest due from Borrower shall not be received by Lender at their Registered Office by the 15th Business Day after the date when due, Borrower shall pay to Lender a late charge, which charge shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter), equal to £3,500. The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost that Lender will incur by reason of the late payment by Borrower and acceptance of such late charges by the Lender shall in no event constitute a waiver of Borrower's default with respect to such overdue amounts, nor prevent Lender from exercising any of the other rights and remedies it may have.

SECTION 5

PREPAYMENT AND CANCELLATION

5.    PREPAYMENT AND CANCELLATION

5.1    Illegality

  If it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund the Term Loan:

  (a)
  upon the Lender notifying the Borrower, the Term Loan will be immediately cancelled; and

  (b)
  the Borrower shall repay the Lender on the last day of the Interest Period occurring after the Lender has notified the Borrower.

5.2    Voluntary prepayment

  (a)
  The Borrower may, if it gives the Lender not less than 1 Business Day prior notice, prepay (without premium or penalty) the whole or any part of the Term Loan.

  (b)
  Any prepayment under this Clause 5.2 (excluding, for the avoidance of doubt, any payments made pursuant to Clause 4.1(b)(i)) shall satisfy the obligations under Clause 4.1(a) in inverse order of maturity of the remaining instalments of the Term Loan beginning with the last instalment first.

SECTION 6

INTEREST

6.    INTEREST

6.1    Calculation of interest

  The rate of interest on the Initial Advance portion of the Term Loan for each Interest Period is seven per cent per annum. The rate of interest on all other portions of the Term Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

  (b)
  Margin;

  (c)
  Prime Rate.

6.2    Payment of interest

  The Borrower shall pay accrued interest from and including the date of drawdown of the Term Loan but excluding the date of any repayment thereof. Interest on the Term Loan shall be payable on the last Business Day of each financial quarter, commencing on 30 April, 2002, and on the Maturity Date.

6.3    Default interest

  (a)
  If the Borrower fails to pay any amount payable by it under a Finance Document on its due date or any Event of Default has occurred and is continuing interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at a rate 3 per cent higher than the rate specified in Clause 6.1. Any interest accruing under this Clause 6.3 shall be immediately payable by the Borrower on demand by the Lender.

  (b)
  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

6.4    Notification of rates of interest

  The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Clause 6. Interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).

6.5    Capitalised Interest and Lender Expenses

  Upon the occurrence, and during the continuation of an Event of Default under this Agreement, the Lender may capitalise and add to the principal balance of the Term Loan any unpaid interest, fees or Lenders Expenses.

SECTION 7

TAX GROSS UP AND INDEMNITIES

7.    TAX GROSS UP AND INDEMNITIES

7.1    Definitions

  (a)
  In this Clause 7:

    "Protected Party" means the Lender to the extent that the Lender is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

    "Qualifying Lender" means a Lender which is (on the date of payment falls due):

    (i)
    within the charge to United Kingdom corporation tax as respects that payment and that is a Lender in respect of an advance made by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act in section 840A of the Taxes Act) at the time that advance was made;

    (ii)
    entitled to that payment under a double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities) without a Tax Deduction (a "Treaty Lender"); or

    (iii)
    the person beneficially entitled to interest on the loan and resident in the United Kingdom for the purposes of section 349B of the Taxes Act.

    "Credit" means a credit against, relief or remission for, or repayment of any Tax.

    "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

    "Tax Payment" means an increased payment made by an Obligor to the Lender under Clause 7.2 (Tax gross-up) or a payment under Clause 7.3 (Tax indemnity).

  (b)
  In this Clause 7 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

7.2    Tax gross-up

  (a)
  Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

  (b)
  The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

  (d)
  If a Tax Deduction is required by law to be made by an Obligor in any of the circumstances set out in paragraph (d) below the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. The circumstances referred to in paragraph (c) above are where a person entitled to the payment:

  (i)
  is Cascade (UK) Limited; or

  (ii)
  is a Qualifying Lender, unless that Qualifying Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate the Tax Deduction is required to be made as a result of the failure of that Qualifying Lender to comply with paragraph (g) below; or

  (iii)
  is not or has ceased to be a Qualifying Lender to the extent that this altered status results from any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority.

  (e)
  If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

  (f)
  Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

  (g)
  The Lender shall co-operate with each Obligor in completing any procedural formalities necessary for that Obligor to obtain authorisation to make payment without a Tax Deduction.

  (h)
  Cascade (UK) Limited hereby warrants to the Borrower that it is at the date hereof within paragraph (iii) of the definition of "Qualifying Lender" set out in Clause 7.1(a).

7.3    Tax indemnity

  (a)
  The Borrower shall (within three Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party.

  (b)
  Paragraph (a) above shall not apply with respect to any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

  (c)
  A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

7.4    Tax Credit

  If an Obligor makes a Tax Payment and the Lender determines that:

    (i)
    a Tax Credit is attributable to that Tax Payment; and

    (ii)
    the Lender has obtained, utilised and retained that Tax Credit,

  the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been made by the Obligor.

7.5    Stamp taxes

  The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

7.6    Value added tax

  (a)
  All consideration payable under a Finance Document by an Obligor to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

  (b)
  Where a Finance Document requires an Obligor to reimburse the Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses save to the extent that the Lender is entitled to repayment or credit in respect of the VAT.

SECTION 8

OTHER INDEMNITIES

8.    OTHER INDEMNITIES

  The Borrower shall (or shall procure that an Obligor will), within three Business Days, of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

  (a)
  the occurrence of any Event of Default,

  (b)
  a failure by an Obligor to pay any amount due under a Finance Document on its due date,

  (c)
  the Term Loan (or part of the Term Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

  The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of investigating any event which it reasonably believes is a Default.

SECTION 9

COSTS AND EXPENSES

9.    COSTS AND EXPENSES

9.1    Amendment costs

  If (a) the Borrower requests an amendment, waiver or consent the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

9.2    Enforcement costs

  The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 10

[Intentionally Omitted]

SECTION 11

REPRESENTATIONS

11.  REPRESENTATIONS

  Each Obligor makes the representations and warranties set out in this Clause 11 to the Lender on the date of this Agreement.

11.1    Status

  (a)
  It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

  (b)
  It and each of its Subsidiaries have the power to own its assets and carry on its business as it is being conducted.

11.2    Binding obligations

  The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 3 (Conditions of Utilisation) or Clause 14.9 (Additional Subsidiaries), legal, valid, binding and enforceable obligations.

11.3    Non-conflict with other obligations

  The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

  (a)
  any law or regulation applicable to it;

  (b)
  the constitutional documents of any member of the Group; or

  (c)
  any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group's assets.

11.4    Power and authority

  It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.5    Validity and admissibility in evidence

  All Authorisations required or desirable:

  (a)
  to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

  (b)
  to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

  have been obtained or effected and are in full force and effect.

11.6    Subsidiaries

  As of the Closing Date, the Borrower does not have any subsidiaries.

11.7    Corporate History

  The Borrower and Precision US are "shell" companies created solely for the purpose of acquiring certain assets of the Lender and Cascade US constituting Cascade US's hydraulic cylinder division and, as of the moment immediately prior to completion of the Purchase Agreement neither the Borrower nor Precision US has at any time conducted any business operations (other than with respect to organisational actions), held any assets, entered into any contract or agreement (other than the execution of deposit account agreements) or incurred any indebtedness or obligation. The Borrower represents and warrants to the Lender as at the date of this Agreement as follows:

  (a)
  the Borrower's exact legal name is Precision Hydraulic Cylinders (UK) Limited;

  (b)
  the Borrower is a corporation duly incorporated and validly existing under the laws of England and Wales;

  (c)
  the Borrower's company number is 04304337; and

  (d)
  the Borrower's registered office is Bassington Industrial Estate, Cramlington, Northumberland, NE23 8AE

11.8    Capitalisation: Status of Capital Stock

  Borrower has a total authorised share capital consisting of 5,000,000 shares of £1 each, of which there are issued and outstanding 1,400,000 shares of £1 each.

11.9    [Intentionally Omitted]

11.10    Governing law and enforcement

  (a)
  The choice of English law as the governing law of the Finance Documents (where applicable) will be recognised and enforced in its jurisdiction of incorporation.

  (b)
  Any judgement obtained in England in relation to a Finance Document governed by English law will be recognised and enforced in its jurisdiction of incorporation.

11.11    Deduction of Tax

  It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.12    No filing or stamp taxes

  Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.13    No default

  (a)
  No Event of Default is continuing or might reasonably be expected to result from drawdown of the Term Loan.

  (b)
  No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries') assets are subject which might have a Material Adverse Effect.

11.14    Pari passu ranking

  Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.15    No proceedings pending or threatened

  Save as disclosed in accordance with Clause 12.4(a), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

11.16    Repetition

  The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the last day of each Interest Period.

SECTION 12

INFORMATION UNDERTAKINGS

12.  INFORMATION UNDERTAKINGS

  The undertakings in this Clause 12 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

12.1    Financial statements

  The Borrower shall supply to the Lender:

  (a)
  deliver to the Lender, as soon as available and in any event within 105 days after the Closing Date, a copy of the audited consolidated balance sheet of the Group as of the Closing Date, in reasonable detail and reported on by the Group's auditors to the effect that such financial statements present fairly in all material respects the financial condition of the Group on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; furthermore, Borrower shall provide advance written notice to Lender so that Lender or its designated representative may be present during the performance of the Borrower's physical inventory.

  (b)
  as soon as the same become available, but in any event within 105 days after the end of each financial year of the Borrower, beginning 31 January 2003 a copy of the annual audited report for that financial year for the Group containing a consolidated balance sheet of the Group as of the end of such financial year and the related consolidated statements of income, stockholders' equity and cash flows (together with all footnotes thereto) of the Group for such financial year, setting out in each case in comparative form the figures for the previous financial year, all in reasonable detail and reported on by the Group's auditors to the effect that such financial statements present fairly in all material respects the financial condition, and the results of operations of the Group for such financial year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

  (c)
  as soon as the same become available, but in any event within 30 days after the end of each of the first three financial quarters of each financial year of the Borrower, an unaudited consolidated balance sheet of the Group as of the end of such financial quarters and the related unaudited consolidated statements of income and cash flows of the Group for such financial quarter and the then elapsed portion of such financial year, setting out in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous financial year, all certified by the chief executive officer or chief financial officer of Precision US as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Group on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

  (d)
  as soon as the same becomes available, but in any event within 30 days after the end of month, unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and related unaudited consolidated statements of income of the Borrower and its Subsidiaries for such month, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of Borrower's previous fiscal year. In no case shall failure to timely deliver any information required under this Clause 12.1(d) be deemed an Event of Default.

12.2    Compliance Certificate

  (a)
  The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to paragraph (a), (b) or (c) of Clause 12.1 (Financial statements), a Compliance Certificate setting out computations as to compliance with Clause 13 (Financial covenants) Clause 14.14 (Sale of Assets) and Clause 14.20 (Indebtedness) as at the date as at which those financial statements were drawn up.

  (b)
  Each Compliance Certificate shall be signed by an executive officer or director of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 12.1 (Financial statements), by the Borrower's auditors.

12.3    Requirements as to financial statements

  (a)
  Each set of financial statements delivered by the Borrower pursuant to Clause 12.1 (Financial statements) shall be certified by an executive officer or director of the Borrower or Subsidiary as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

  (b)
  The Borrower shall procure that each set of financial statements delivered pursuant to Clause 12.1 (Financial statements) is prepared using GAAP.

12.4    Information: miscellaneous

  The Borrower shall supply to the Lender:

  (a)
  all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

  (b)
  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

  (c)
  promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

12.5    Notification of default

  (a)
  The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

  (b)
  Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

  (c)
  The occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, licence or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

  Each notice delivered under this Clause shall be accompanied by a written statement of a responsible officer setting out the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 13

FINANCIAL COVENANTS

13.  FINANCIAL COVENANTS

13.1    Consolidated Leverage Ratio

  The Borrower will not permit the Consolidated Leverage Ratio for any preceding Four Quarter Period of the Borrower, greater than the ratio set out below as of the end of such Four Quarter Period:

Financial Quarter	Consolidated Leverage Ratio
Each of the Four Quarter Periods ending on 31 January 2003 and 30 April, 2003	5.00:1.0
Each of the Four Quarter Periods ending after 30 April, 2003 and on or prior to 30 April, 2004	4.50:1.0
Each Four Quarter Periods ending after 30 April, 2004 and on or prior to 30 April, 2005	4.00:1.0
Each Four Quarter Periods ending after 30 April, 2005 and on or prior to 30 April, 2006	3.25:1.0
Each Four Quarter Periods ending after 30 April, 2006	2.50:1.0

13.2    Consolidated Fixed Charge Coverage Ratio

  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any preceding Four Quarter Period of the Borrower, commencing with the financial quarter ending 31 January, 2003, to be less than the ratio set out below as of the end of such Four Quarter Period:

Financial Quarter	Consolidated Leverage Ratio
Each of the Four Quarter Periods ending on 31 January, 2003 and 30 April, 2003	1.00:1.0
Each Four Quarter Periods ending after 30 April, 2003 and on or prior to 30 April, 2004	1.05:1.0
Each Four Quarter Periods ending after 30 April, 2004 and on or prior to 30 April, 2005	1.10:1.0
Each Four Quarter Periods ending after 30 April, 2005 and on or prior to 30 April, 2006	1.15:1.0
Each Four Quarter Periods ending after 30 April, 2006	1.20:1.0

SECTION 14

GENERAL UNDERTAKINGS

14.  GENERAL UNDERTAKINGS

  The undertakings in this Clause 14 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

14.1    Authorisations

  Each Obligor shall promptly:

  (a)
  obtain, comply with and do all that is necessary to maintain in full force and effect; and

  (b)
  supply certified copies to the Lender of,

  any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

14.2    Compliance with laws

  The Borrower shall, and shall cause each of its Subsidiaries to, comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

14.3    Existence: Conduct of Business: Lease Renewal

  The Borrower covenants with the Lender that without providing at least 60 days prior written notice to the Lender, the Borrower will not change its name, type of organisation, jurisdiction of organisation or other legal structure, or its registered office. The Borrower will, and with respect to clause (a) below will cause each of its Subsidiaries and Precision US to, (a) do or cause to be done all things necessary to avoid any Material Adverse Effect, fully perform and prevent breach of any Material Contracts (other than breach resulting from Borrower's compliance with Clause 15.1), and continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto, (b) maintain the US Facility at Precision US's chief executive office, (c) exercise in the affirmative all options to renew the US Facility Lease in accordance with its terms, and (d) pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound and comply at all times with the provisions of any such leases so as to prevent any loss or forfeiture thereof or thereunder.

14.4    Payment of Obligations

  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims) before the same shall become overdue or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

14.5    Books and Records

  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

14.6    Visitation, Inspection, Etc.

  The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Lender to visit and inspect the properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss it affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower.

14.7    Maintenance of Properties; Insurance

14.7.1	Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to (a) keep and maintain all Secured Property in good working order and condition, excepting ordinary wear and tear and where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. (b) keep the Secured Property to the extent not delivered to the Lender, in its current location and not remove the Secured Property from such location without providing at least 60 days prior written notice to the Lender, and (c) pay promptly when due all taxes, assessments, governmental charges, tariffs and levies upon the Secured Property or incurred in connection with the use or operation of such Secured Property or incurred in connection with this Agreement.
14.7.2
Insurance. At Borrower's expense, the Borrower shall maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against theft and fraud. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to the Lender and shall name the Lender as first loss payee and first mortgagee. The Borrower shall deliver copies of all such policies to the Lender with a satisfactory lender's loss payable endorsement naming the Lender as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever. The Borrower shall give the Lender prompt notice of any loss covered by such insurance. Adjustments of any losses payable under any such insurance policies in excess of £345,000 shall be subject to the Lender's prior written consent. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation shall be paid over to the Lender to be applied at the option of the Lender either to the prepayment of the Obligations or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction. The Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Clause 14.7.2 unless the Lender is included thereon as named insured with the loss payable to the Lender under a lender's loss payable endorsement or its equivalent. The Borrower immediately shall notify the Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Lender.

14.8    Use of Proceeds

  The Borrower will use the proceeds of the Term Loan in and towards financing the PHC Acquisition and for working capital and other general corporate purposes permitted by this Agreement.

14.9    Additional Subsidiaries

  The Borrower has no power or authority, express or implied, to acquire or form, and may not acquire or form, any additional Subsidiaries without Lender's prior written consent. Borrower will not sell or otherwise dispose of any shares of capital stock of its Subsidiaries, except to Borrower, or permit any of its Subsidiaries to issue sell or otherwise dispose of any shares of its capital stock or the capital stock of any of its Subsidiaries.

  If any Subsidiary is acquired or formed after the Closing Date, the Borrower will, within ten (10 Business Days after such Subsidiary is acquired or formed, notify the Lender thereof and will cause such Subsidiary to become a Guarantor and grant security over its assets by delivering an Accession Letter in the form of Schedule 2 and by executing agreements in the form and substance satisfactory to the Lender and will cause such Subsidiary to deliver simultaneously therewith similar documents applicable to such Subsidiary required under the Conditions Precedent as reasonably requested by the Lender.

  Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representatives are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

14.10    Board of Directors Visitation Rights

  The Borrower will provide the Lender with notice of all meetings of the Board of Directors of the Borrower simultaneously with the providing of notice to members of the Board of Directors of the Borrower and the Lender shall be entitled to have a representative present at each such meeting. Any materials or records, including without limitation any minutes and records of action, provided to the Board of Directors shall simultaneously be provided to the Lender.

14.11    Negative pledge

  (a)
  No Obligor shall create or permit to subsist any Security over any of its assets.

  (b)
  No Obligor shall:

  (i)
  sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

  (ii)
  sell, transfer or otherwise dispose of any of its receivables on recourse terms so long as Lender retains a charge over such receivables;

  (iii)
  enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

  (iv)
  enter into any other preferential arrangement having a similar effect in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

  (c)
  Paragraphs (a) and (b) above do not apply to:

  (i)
  any Security listed in Schedule 4 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

  (ii)
  any security created in favour of the Lender or Cascade US;

  (iii)
  any lien arising by operation of law or retention of title arising (in each case) in the ordinary course of trading;

  (iv)
  purchase money Security upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Security securing any Capital Lease Obligations); provided that; (i) such Security secures Indebtedness permitted pursuant to Clause 14.20(c), (ii) such Security attached to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) and Security does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

    (v)
    Security on Trade Accounts and Inventory securing the Revolving Debt and Security on any assets securing the US Term Loan.

14.12    Investments

  The Borrower will not, and will not permit any member of the Group to, purchase, hold or acquire (including pursuant to any merger with any person that was not a wholly-owned Subsidiary prior to such merger), any shares or common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other person (all of the foregoing being collectively called "Investments"), except:

  (a)
  the Borrower's Investment in its Subsidiaries and loans and advances among the Borrower and its Subsidiaries, provided the Lender's Security remains in first priority;

  (b)
  Investments (other than Permitted Investments) existing on the date hereof and set out in Schedule 6 (including Investments in Subsidiaries);

  (c)
  Permitted Investments;

  (d)
  advances to employees, officers or directors of the Group in the ordinary course of business for travel, relocation and related expenses in an aggregate outstanding amount not to exceed $100,000 at any time; and

  (e)
  Hedging Agreements permitted by clause 14.17.

14.13    Restricted Payments

  The Borrower will not, and will not permit its Subsidiaries or Precision US to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its shares or stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness expressly subordinated to the Obligations of the Borrower and Precision US or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a "Restricted Payment"), except for (i) dividends payable by Precision US solely in shares of any class of its shares or common stock, (ii) Restricted Payments made by any Subsidiary or by the Borrower to Precision US to the Borrower or to another Subsidiary and (iii) in the case of Precision US cash redemptions, less than $175,000 individually and $400,000 in the aggregate of the shares or common stock of Precision US owned by former employees (other than Christopher Barclay) of Precision US and its Subsidiaries in accordance with shareholder agreements with respect to any capital stock of the Borrower provided, that immediately prior to and immediately after such redemption no Default or Event of Default has occurred and is continuing at the time such redemption is made.

14.14    Sale of Assets

  The Borrower will not, and will not permit any member of the Group to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's shares to any person other than the Borrower or Precision US or any wholly-owned Subsidiary of the Borrower (or to qualify directors if required by applicable law), except:

  (a)
  the sale or other disposition for fair market value of assets resulting in Net Proceeds in an aggregate amount not to exceed $375,000 during the life of this Agreement;

  (b)
  the sale of inventory in the ordinary course of business;

  (c)
  the sale of equipment for open market value, the Net Proceeds of which are invested in the purchase of replacement fixed assets or other equipment of equal or greater value within sixty (60) days of the sale thereof provided Lender's Security remains in first priority as to the replacement fixed assets or other equipment;

  (d)
  the sale of Trade Accounts related to incurring the Revolving Debt; or

  (e)
  Qualified Asset Dispositions not to exceed $250,000 individually and $500,000 in aggregate without Lender's prior written consent.

  Provided no Event of Default exists on the date of any sale or disposition permitted hereunder, the Lender hereby releases its security on any asset the sale or disposition of which is permitted hereunder, effective as of the date of such sale or disposition.

14.15    Transaction with Affiliates

  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

  (a)
  in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or such Subsidiary than could be obtained on an arm's length basis from unrelated third parties,

  (b)
  transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliates and

  (c)
  any Restricted Payment permitted by Clause 14.13.

14.16    Restrictive Agreements

  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon

  (a)
  the ability of the Borrower or any Subsidiary to create, incur or permit any Security upon any of its assets or properties, whether now owned or hereafter acquired, or

  (b)
  the ability of any Subsidiary to pay dividends or other distributions with respect to its shares or common stock, to make or repay loans or advances to the Borrower or any other Subsidiary to guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that

  (i)
  the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Finance Document,

  (ii)
  the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder,

    (iii)
    clause 14.16(a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness; and

    (iv)
    clause 14.16 (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

14.17    Hedging Agreements

  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business in accordance with the hedging policy attached as Exhibit D to the US Term Loan Agreement (mutatis mutandis), which policy shall not be modified or amended during the term of this Agreement, to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

14.18    Accounting Changes

  The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the financial year of the Borrower or of any Subsidiary, except to change the financial year of a Subsidiary to conform its financial year to that of the Borrower. The Borrower's accounting and financial statements will reflect in the appropriate quarterly and annual period any changes in GAAP or the rules promulgated thereto. The Borrower and Lender agree to make appropriate modifications to covenants in this Agreement which are impacted by any changes in GAAP subsequent to the Closing Date. Such changes shall be agreed to by both parties acting in good faith.

14.19    Management Compensation

  The Borrower will not permit cash or cash equivalent compensation paid to any manager, officer or director of the Group to exceed (a) $400,000 for any calendar year in which Adjusted Income is zero or greater and (b) $225,000 in the aggregate for any calendar year in which Adjusted Income is less than zero. The Borrower will not permit any advances to its employees, officers, or directors of the Group other than that which is reasonable and customary in the ordinary course of business.

14.20    Indebtedness

  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness except:

  (a)
  Obligations owing to the Lender;

  (b)
  Indebtedness existing on the date hereof and set out in Schedule 5 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

  (c)
  Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets of secured by Security on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof provided further that any additional debt does not cause the Group's aggregate of such debt to exceed the greater of (i) thirty percent (30%) of Consolidated Net Worth or (ii) $1,500,000;

  (d)
  Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;

  (e)
  Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

  (f)
  the Revolving Debt and US Term Loan

  (g)
  Indebtedness arising in respect of deferred consideration payable to the Borrower or any Subsidiary incurred in the ordinary course of business and, on terms not exceeding 90 days from the date of invoice.

14.21    Disclosure Updates

  The Borrower will promptly, and in any event no later than 5 Business Days after obtaining knowledge thereof, (a) notify the Lender of any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in the light of circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Finance Document or in the execution, acknowledgement, filing or recording thereof.

14.22    Management

  The Borrower shall provide Lender with 30 days prior written notice before terminating, hiring or otherwise making any material change in senior management.

14.23    Revolving Debt

  Any agreements executed by Borrower related to the Revolving Debt shall (a) provide that all notices to Borrower under the agreements be copied to Lender and (b) permit the Revolving Debt lender to assign to Lender the Revolving Debt, any related agreements, and any security interests granted to secure the Revolving Debt. In no event shall the aggregate amount of Revolving Debt exceed 85% of the amount of Trade Accounts and 45% of the amount of Inventory at any time. Upon discharge of the Revolving Debt or release of the Trade Accounts or Inventory securing the Revolving Debt by any means, the Lender's Lien on all such Inventory and Trade Accounts shall automatically reattach and shall secure all Obligations, and the Lender is hereby authorized to file such documents as are reasonably necessary to evidence or perfect such Lien. Borrower shall execute and deliver to the Lender, at Borrower's sole cost and expense, all documents as the Lender may reasonably request to evidence and perfect such Lien.

SECTION 15

EVENTS OF DEFAULT

15.  EVENTS OF DEFAULT

  Each of the events or circumstances set out in Clause 15.1 through and including Clause 15.14 is an Event of Default.

15.1    Non-payment

  An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within 5 Business Days of its due date.

15.2    Financial covenants

  Any requirement of Clause 13 (Financial covenants) is not satisfied.

15.3    Other obligations

  Subject to Clause 15.15, an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 15.1 (Non-payment) and Clause 13 (Financial covenants)).

15.4    Misrepresentation

  Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

15.5    Cross default

  Any enforcement action or acceleration shall commence in relation to the Revolving Debt.

15.6
Any judgement or order for the payment of money not covered by insurance, which causes the aggregate amount of such judgments to exceed $500,000 shall be made against any member of the Group;

15.7
Any provision of any Accession Letter shall for any reason cease to be valid and binding on, or enforceable against any Subsidiary party thereto, or any Subsidiary party thereto shall so state in writing to terminate its Accession Letter.

15.8    Insolvency

  (a)
  A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

  (b)
  The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

  (c)
  A moratorium is declared in respect of any indebtedness of any member of the Group.

15.9    Insolvency proceedings

  Any corporate action, legal proceedings or other procedure or step is taken in relation to:

  (a)
  the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group;

  (b)
  a composition, assignment or arrangement with any creditor of any member of the Group;

  (c)
  the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

  (d)
  enforcement of any Security over any assets of any member of the Group,

  or any analogous procedure or step is taken in any jurisdiction.

15.10    Creditors' process

  Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group

15.11    Unlawfulness

  It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

15.12    Repudiation

  The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

15.13    Change of Control

  Any Change of Control of the Borrower or Precision US shall occur.

15.14    Material Agreement

  If there is a default in any material agreement to which any member of the Group is a party.

15.15    Opportunity to Cure Events of Default

  With respect to any Events of Default arising out of any breach of Clauses 13.1, 13.2 or 14.20, Lender may immediately pursue its rights and remedies under Clause 15.17, but Borrower shall have 270 days to cure such Events of Default before Lender may pursue its rights and remedies under Clause 15.16; provided however, should Borrower fail to comply with Clause 15.17 or breach that provision in any manner, any remaining cure period shall expire and Lender may immediately pursue its rights and remedies under Clause 15.16. With respect to any Events of Default arising out of any breach of Clauses 12, 14.2, 14.3, 14.5, 14.7, 14.10, 14.21, and 14.23, Borrower shall have 30 days to cure such Events of Default before Lender may pursue its rights and remedies under Clause 15.16. In all cases, the applicable period to cure Events of Default shall begin to run the date that Lender gives notice or Borrower becomes aware of such Event of Default. With respect to any other Events of Default under Clause 15, specifically including without limitation Events of Default under Clauses 15.1, 15.8 and 15.9, Borrower shall have no opportunity to cure such Events of Default and Lender may immediately pursue its rights and remedies under Clause 15.16.

15.16    Remedies

  On and at any time after the occurrence of an Event of Default which is continuing after expiration of the applicable period to cure such Event of Default provided in Clause 15.15, if any period to cure is provided the Lender may, by notice to the Company:

  (a)
  cancel the Term Loan whereupon it shall immediately be cancelled;

  (b)
  declare that all or part of the Term Loan, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable;

  (c)
  declare that all or part of the Term Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or

  (d)
  require the Borrower to provide reports pursuant to Clause 12.1(c) of this Agreement on a monthly basis, within 30 days after the end of each month, in addition to the quarterly reports required under that clause.

15.17    Lender's Rights and Remedies

  Upon the occurrence, and during the continuation, of any Events of Default arising out of any breach of Clause 13.1, 13.2, and 14.20, without regard to any period to cure such Event of Default provided in Clause 15.15:

  (a)
  Borrower will not, and will not permit any member of the Group to, expend on a consolidated basis more than $150,000 in the aggregate during any financial quarter (pro rata from the date of the Event of Default), or $300,000 in the aggregate during any Four Quarter Period (commencing on the date of the Event of Default), on Capital Expenditures;

  (b)
  Borrower will not, and will not permit any of its Subsidiaries to, incur, assume, acquire, or create any additional Indebtedness;

  (c)
  Borrower will provide reports pursuant to Clause 12.1(c) and other operations and financial information on a monthly basis within 30 days after the end of each month, in addition to the quarterly reports required under that section, or more frequently as requested by Lender;

  (d)
  Borrower will provide a written plan, updates, and progress reports for restoring compliance with all requirements or covenants of this Agreement within 15 days after request by Lender.

SECTION 16

PAYMENT MECHANICS

16.  PAYMENT MECHANICS

  (a)
  The Borrower shall make each payment required to be made by it hereunder prior to 12.00noon on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its Payment Office.

16.1    No set-off by Obligors

  All payments to be made by the Obligors under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

16.2    Business Days

  (a)
  Any payment which is due to be made on a day that is not a Business Day the date shall be extended to the next succeeding Business Day.

  (b)
  During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

16.3    Currency of account

  All payments hereunder shall be made in UK pounds Sterling.

SECTION 17

NOTICES

17.  NOTICES

17.1    Communications in writing

  Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

17.2    Addresses

  The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

  (a)
  in the case of the Borrower, that identified with its name below;

  (b)
  in the case of the Lender, that identified with its name below,

  or any substitute address, fax number, telex number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

To the Borrower:	Precision Hydraulic Cylinders (UK) Limited Bassington Industrial Estate Cramlington, Northumberland, NE23 8AE Attn: President
With a copy to:	Precision Hydraulic Cylinders, Inc. 196 North Highway 41 Beulaville, North Carolina 28518 Attn: President
With a copy to:	Attn: Chief Financial Officer
With a copy to:	Smith Helms Mulliss & Moore, L.L.P. 201 N. Tryon Street Charlotte, NC 28202 Attn: Harrison L. Marshall, Jr.
To the Lender:	Cascade (UK) Limited Parkhouse Industrial Estate 3 Kelbrook Road, Openshaw Manchester, M11 2DD Attn: Kenneth Moore
With a copy to:	Cascade Corporation 2201 NE 201st Avenue Fairview, Oregon 97024-9718 Attn: Robert C. Warren, Jr.
With a copy to:	Attn: Joseph G. Pointer

With a copy to:	Newcomb, Sabin, Schwartz & Landsverk, LLP 111 SW Fifth Avenue, Suite 4040 Portland, Oregon 97204 Attn: Jack B. Schwartz

17.3    Delivery

  (a)
  Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

  (i)
  if by way of fax, when received in legible form; or

  (ii)
  if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

  (iii)
  if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice;

    and, if a particular department or officer is specified as part of its address details provided under Clause 17.2 (Addresses), if addressed to that department or officer.

  (b)
  Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

  (c)
  Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

17.4    English language

  (a)
  Any notice given under or in connection with any Finance Document must be in English.

  (b)
  All other documents provided under or in connection with any Finance Document must be:

  (i)
  in English; or

  (ii)
  if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

SECTION 18

CALCULATIONS AND CERTIFICATES

18.  CALCULATIONS AND CERTIFICATES

18.1    Accounts

  In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

18.2    Certificates and Determinations

  Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

SECTION 19

PARTIAL INVALIDITY

19.  PARTIAL INVALIDITY

  If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

SECTION 20

REMEDIES AND WAIVERS

20.  REMEDIES AND WAIVERS

  No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Finance Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by Clause 21.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

SECTION 21

AMENDMENTS AND WAIVERS

21.  AMENDMENTS AND WAIVERS

21.1    Required consents

  (a)
  Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

  (b)
  Any consent given by the Lender and Borrower shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 22

SUCCESSIONS AND ASSIGNS

22.  SUCCESSIONS AND ASSIGNS

  The Borrower may not assign, transfer, sublicence, or encumber any of its rights or obligations under this Agreement. A Change of Control of the Borrower shall constitute an assignment. The Lender may assign this Agreement or assign its rights under this Agreement without notice to any financial institution or Affiliate of the Lender, or to any other Person in connection with a Lender Change of Control provided that such assignee is a Qualifying Lender (as defined in Clause 7.1(a)) at the date of such assignment.

SECTION 23

CONFIDENTIALITY

23.  CONFIDENTIALITY

  The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed:

  (a)
  to any Related Party of the Lender, including without limitation accountants, legal counsel and other advisors;

  (b)
  to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

  (c)
  to the extent requested by any regulatory agency or authority;

  (d)
  to the extent that such information becomes publicly available other than as a result of a breach of this Clause, or which becomes available to the Lender or any Related Party of the Lender on a non confidential basis from a source other than the Borrower;

  (e)
  in connection with the exercise of any remedy hereunder or any suit action or proceeding relating to this Agreement or the enforcement of rights hereunder, and or;

  (f)
  with the consent of the Borrower.

  Any person required to maintain the confidentiality of any information as provided for in this Clause 23 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such information as such person would accord its own confidential information.

SECTION 24

COUNTERPARTS

24.  COUNTERPARTS

  Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 25

GOVERNING LAW

25.  GOVERNING LAW

  This Agreement is governed by English law.

SECTION 26

ENFORCEMENT

26.  ENFORCEMENT

26.1    Jurisdiction of English courts

  (a)
  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

  (b)
  The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

  (c)
  This Clause 26.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

26.2    Service of process

  Without prejudice to any other mode of service allowed under any relevant law, each Guarantor (other than a Guarantor incorporated in England and Wales):

  (a)
  irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

  (b)
  agrees that failure by a process agent to notify the relevant Borrower of the process will not invalidate the proceedings concerned.

  Each Guarantor expressly agrees and consents to the provisions of this Clause 26.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signed by /s/ Robert Scott	)
duly authorised to sign for and on behalf of	)
PRECISION HYDRAULIC CYLINDERS (UK) LIMITED	)
in the presence of:	)
Witness signature /s/ L. Smith
Name Mrs. Lisa Smith
Address 122 Fort Street South Shields

Occupation Tyne & Wear Accounts Manager

Signed by	) /s/ Richard S. Anderson
duly authorised to sign for and on behalf of	) Director
CASCADE (UK) LIMITED	)
in the presence of:	)
Witness signature
Name /s/ John A. Cushing
Address 4330 SE Pine St. Portland, OR 97125

Occupation Director

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  Exhibit 2.3
CONTENTS
SECTION 1 INTERPRETATION
SECTION 2 THE FACILITIES
SECTION 3 CONDITIONS OF UTILISATION
SECTION 4 REPAYMENT
SECTION 5 PREPAYMENT AND CANCELLATION
SECTION 6 INTEREST
SECTION 7 TAX GROSS UP AND INDEMNITIES
SECTION 8 OTHER INDEMNITIES
SECTION 9 COSTS AND EXPENSES
SECTION 10 [Intentionally Omitted]
SECTION 11 REPRESENTATIONS
SECTION 12 INFORMATION UNDERTAKINGS
SECTION 13 FINANCIAL COVENANTS
SECTION 14 GENERAL UNDERTAKINGS
SECTION 15 EVENTS OF DEFAULT
SECTION 16 PAYMENT MECHANICS
SECTION 17 NOTICES
SECTION 18 CALCULATIONS AND CERTIFICATES
SECTION 19 PARTIAL INVALIDITY
SECTION 20 REMEDIES AND WAIVERS
SECTION 21 AMENDMENTS AND WAIVERS
SECTION 22 SUCCESSIONS AND ASSIGNS
SECTION 23 CONFIDENTIALITY
SECTION 24 COUNTERPARTS
SECTION 25 GOVERNING LAW
SECTION 26 ENFORCEMENT